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                                                                     Exhibit 3.1
                            CERTIFICATE OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION                    [STAMP]
                                       OF
                               GLYCOGENESYS, INC.

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           Pursuant to Section 78.390 of the Nevada Revised Statutes
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     The undersigned, being the Senior Vice President and Secretary of
GlycoGenesys, Inc., a corporation organized and existing under the laws of the State of Nevada, (the "Corporation") does hereby certify:

     1. The name of the Corporation is GlycoGenesys, Inc.

     2. That the Board of Directors of said corporation at a meeting duly convened, held on April 9, 2002, adopted a resolution to amend the articles as follows:

        That Section 4 be removed in its entirety and the following be inserted in lieu thereof:

      "The maximum number of shares of all classes which the corporation is authorized to have outstanding is two hundred five million (205,000,000) shares, consisting of two hundred million (200,000,000) shares of Common Stock, par value $.01 per share, and five million (5,000,000) shares of Preferred Stock, par value $.01 per share. The holders of preferred stock shall have such rights, preferences and privileges as may be determined, prior to issuance of such shares, by the Board of Directors."

     3. The total number of outstanding shares of Common Stock of the Corporation having voting power as of April 15, 2002 was 37,064,044. As of April 15, 2002, there were 6923.93647 shares of Preferred Stock of the Corporation issued and outstanding.

     4. The amendment set forth above was adopted, pursuant to Section 78.390 of the Nevada Revised Statutes, by the affirmative vote of stockholders owning at least a majority of the outstanding shares entitled to vote therein given at the annual meeting of the stockholders.

     5. Signature:

/s/ John W. Burns
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John W. Burns, Senior Vice President and Secretary